Exhibit 2.1

Delaware Certificate 1-16-2008

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CERTIFICATE OF INCORPORATION

OF

CRITICAL SOLUTIONS, INC.

FIRST

The name of the Corporation is Critical Solutions, Inc.

SECOND

The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. In connection therewith, the Corporation shall possess and exercise all of the powers and privileges granted by the Delaware General Corporation Law or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH

The total number of shares of stock which the Corporation shall have the authority to issue is Two Hundred Fifty Million (250,000,000) shares of Common Stock, $.01 par value per share.

FIFTH

The name arid mailing address of the sole incorporator of the Corporation is as follows:

NAME	MAILING ADDRESS
Steven B. Berger	30100 Chagrin Boulevard
Suite 250
Cleveland, Ohio 44124

SIXTH

The board of directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH

Section 203 of the Delaware General Corporation Law shall not apply to any business combination (as defined in Section 203(c)(3) of the Delaware General Corporation Law, as amended from time to time, or in any successor thereto, however denominated) in which the Corporation shall engage.

EIGHTH

The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director; provided that such director liability shall not be limited or eliminated (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

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THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true under penalties of perjury, and accordingly I have hereunto set my hand this 16th day of January, 2008.

/s/ Steven B. Berger
Steven B. Berger

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CRITICAL. SOLUTIONS, INC.

Organization Action by Sole Incorporator Without a Meeting.

Pursuant to the authority of Section 108 of the Delaware General Corporation Law, the undersigned, being the Sole Incorporator of Critical Solutions, Inc. (the "Corporation"), does hereby consent to this action without a meeting and adopt the following resolutions:

RESOLVED, that By-laws for the Corporation as set forth in the corporate record book immediately following this Incorporator Action are hereby adopted, which By-laws shall govern this Corporation henceforth, subject to any additions or amendments thereto by appropriate action of the Stockholders or the Board of Director&

RESOLVED, that the following persons be and the same hereby are nominated and elected to serve as Directors of the Corporation until the first annual meeting of the Stockholders held after the effective date hereof and/or until their respective successors have been duly elected and qualified.

James W. Margulies

Aaron Caplan

/s/ Steven B. Berger
Steven B. Berger
Sole Incorporator

Date: January 16, 2008

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